EXHIBIT 10.1

U.S. BANCORP
NON-QUALIFIED STOCK OPTION AGREEMENT

		Number of	Option	Social
		U.S. Bancorp Common	Price Per	Security
GRANTED TO	Grant Date	Shares	Share ($)	Number
Expiration Date

To accept receipt of the Option and to agree to the terms and conditions of the Plan and this Agreement, take no action. To reject receipt of the Option and the terms and conditions of the Plan and this Agreement, please notify Karen Bulman, Stock Option Administration in Human Resources at U.S. Bancorp, 5065 Wooster Road, CN-OH-L2HR, Cincinnati, OH 45226, in writing within 30 calendar days of the day you receive this document. Failure to notify in a timely manner will result in your acceptance of the Option and the terms and conditions of the Plan and this Agreement. Please read all of the terms and conditions of this Agreement.

THIS AGREEMENT is made as of the date in the box above labeled “Grant Date” (the “Grant Date”) by and between U.S. Bancorp, a Delaware corporation (the “Company”), and the individual named in the box above labeled “Granted To” (the “Optionee”).

WHEREAS, the Company pursuant to its 2001 Stock Incentive Plan (the “Plan”) wishes to grant a stock option for the purchase of Common Stock of the Company, $0.01 par value (the “Common Stock”), to the Optionee on the terms and conditions contained in this Agreement and the Plan. In consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

1.	Grant of Option.

The Company grants Optionee the right and option (the “Option”) to purchase all or any part of an aggregate of the number of shares of the Company’s Common Stock set forth in the box above labeled “Number of U.S. Bancorp Common Shares” at the exercise price set forth in the box above labeled “Exercise Price Per Share” on the terms and conditions of this Agreement. The Option is not intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.	Vesting of Exercise Rights.

(a) Subject to the terms and conditions of this Agreement, the Option may be exercised by Optionee in whole on the fifth anniversary of the Grant Date, with the opportunity for 25% of the award to have accelerated vesting approximately 1, 2, 3, and 4 years on February 1 following the Grant Date, respectively, only if the company’s TSR performance for that year is at or above median TSR of the regional banks in our peer group, as determined by U.S. Bancorp in its sole discretion. The Option shall terminate at the close of business on the date in the box above labeled “Expiration Date,” or on such earlier date as described in this Agreement.

(b) Notwithstanding the vesting provision contained in Section 2(a) above, but subject to the other terms and conditions of this Agreement, the Option may be exercised in full immediately upon a “Qualifying Termination.” For purposes of this Agreement, the following terms shall have the following definitions:

(i)	“Affiliate” shall be defined as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(ii)	“Announcement Date” shall mean the date of the public announcement of the transaction, event or course of action that results in a Change in Control.

(iii)	“Cause” shall mean (A) the continued failure by Optionee to substantially perform Optionee’s duties with the Company or any Affiliate (other than any such failure resulting from Optionee’s Disability (as defined in Section 3(c))), after a demand for substantial performance is delivered to Optionee that specifically identifies the manner in which the Company believes that Optionee has not substantially performed Optionee’s duties, and Optionee has failed to resume substantial performance of Optionee’s duties on a continuous basis, (B) gross and willful misconduct during the course of employment (regardless of whether the misconduct occurs on the Company’s premises), including, but not limited to, theft, assault, battery, malicious destruction of property, arson, sabotage, embezzlement, harassment, acts or omissions which violate the Company’s rules or policies (such as breaches of confidentiality), or other conduct which demonstrates a willful or reckless disregard of the interests of the Company or its Affiliates or (C) Optionee’s conviction of a crime (including, without limitation, a misdemeanor offense) which impairs Optionee’s ability substantially to perform Optionee’s duties with the Company.

(iv)	“Change in Control” shall mean any of the following occurring after the date of this Agreement:

(A)	The acquisition by any Person (as defined in Section 2(b)(vi)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (1) the then outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (A), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by a subsidiary of the

Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or a subsidiary of the Company (a “Company Entity”) or (iv) any acquisition by any corporation pursuant to a transaction which complies with clause (i), (ii) or (iii) of this clause (A); or

(B)	Individuals who, as of the date, constitute the Company’s Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors (except as a result of the death, retirement or disability of one or more members of the Incumbent Board); provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, (1) any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board, (2) any director designated by or on behalf of a Person who has entered into an agreement with the Company (or which is contemplating entering into an agreement) to effect a Business Combination (as defined in Section 2(b)(iv)(C)) with one or more entities that are not Company Entities or (3) any director who serves in connection with the act of the Board of Directors of increasing the number of directors and filling vacancies in connection with, or in contemplation of, any such Business Combination; or

(C)	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any Company Entity or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(D)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(v)	“Notice of Termination” shall mean a written notice which sets forth the date of termination of Optionee’s employment.

(vi)	“Person” shall be defined as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

(vii)	“Qualifying Termination” shall mean a termination of Optionee’s employment with the Company or its Affiliates by the Company for any reason other than Cause within 12 months following a Change in Control; provided, however, that any such termination shall not be a Qualifying Termination if Optionee has been notified in writing more than 30 days prior to the Announcement Date that Optionee’s employment with the Company is not expected to continue for more than 12 months following the date of such notification; provided that such exclusion from Qualifying Termination shall only apply if Optionee’s employment with the Company is terminated within such 12 month period; and provided, further, that any such termination shall not be a Qualifying Termination if Optionee has announced in writing, prior to the date the Company provides Notice of Termination to Optionee, the intention to terminate employment or retire, subject to the condition that any such termination by the Company prior to Optionee’s stated termination or retirement date shall be deemed to be termination or retirement by Optionee on such stated date unless termination by the Company is for Participant’s gross and willful misconduct.

3.	Effect of Termination of Employment

(a)	The Option shall terminate and may no longer be exercised if Optionee ceases to be employed by the Company or any Affiliate, except that:

(i)	If Optionee’s employment shall be terminated for any reason other than Cause, death, Disability, Retirement (as defined in Section 3(c)) or Early Retirement (as defined in Section 3(c)), Optionee may at any time within a period of 90 days after such termination, but not after the termination date of the Option, exercise the option to the extent that Option was exercisable by Optionee on the date of the termination of employment.

(ii)	If Optionee’s employment shall be terminated by reason of Cause, the Option shall be terminated as of the date of the misconduct.

(iii)	If Optionee shall die while in the employ of the Company or any Affiliate or within 90 days after termination of employment for any reason other than Cause, the Option will be fully exercisable in whole or in part, notwithstanding the vesting provisions contained in Section 2(a) or Section 2(b), at any time up to the last day of the three year period commencing on the date of Optionee’s termination of employment (or, if earlier, the termination date of the Option), by the personal representatives or administrators of Optionee or by any Person or Persons to whom the Option has been transferred by will or the applicable laws of descent and distribution.

(iv)	If Optionee’s employment shall be terminated by reason of Disability, the Optionee may exercise the Option in accordance with the terms as though such termination had never occurred. If Optionee shall die following a termination of employment by reason of Disability, the Option may be exercised in accordance with its terms by the personal representatives or administrators of Optionee or by any Person or Persons to whom the Option has been transferred by will or the applicable laws of descent and distribution.

(v)	If Optionee’s employment shall be terminated by reason of Retirement, the Optionee may exercise the Option in accordance with the terms as though such termination had never occurred, so long as the Optionee has at all times that an Option is outstanding under this Agreement complied with the terms of a properly executed Confidentiality and Nonsolicitation Agreement between U.S. Bank and the Participant. In all other cases, this Option shall terminate upon Retirement. If Optionee shall die following a termination of employment by reason of Retirement but prior to the termination date of the Option, the Option may be exercised in accordance with its terms by the personal representatives or administrators of Optionee or by any Person or Persons to whom the Option has been transferred by will or the applicable laws of descent and distribution.

(vi)	If Optionee’s employment shall be terminated by reason of Early Retirement, Optionee may at any time within a three year period after such termination, but not after the termination of the Option, exercise the Option to the extent that it was exercisable by Optionee on the date of the termination of employment so long as the Optionee has at all times that an Option is outstanding under this Agreement complied with the terms of a properly executed Confidentiality and Nonsolicitation Agreement between U.S. Bank and the Participant. In all other cases, this Option shall terminate upon Early Retirement. If Optionee shall die following a termination of employment by reason of Early Retirement but prior to the termination date of the Option, the Option may be exercised in accordance with its terms by the personal representatives or administrators of Optionee or by any Person or Persons to whom the Option has been transferred by will or the applicable laws of descent and distribution.

(b)	Notwithstanding the provisions contained in Section 3(a), but subject to the other terms and conditions of this Agreement, in the event that Optionee’s employment is terminated pursuant to a Qualifying Termination, Optionee shall have the right to exercise the Option in whole or in part at any time within a one year period after such termination of employment; provided that no provision of this paragraph shall shorten the period in which the Option may be exercised in the event of death, Disability, Retirement or Early Retirement; and, provided further, that no Option shall be exercisable after the expiration of the term of the Option.

(c)	For purposes of this Agreement, (A) “Retirement” means termination of employment (other than for gross and willful misconduct) by a Person who is age 59 1/2 or older and has 10 or more years of employment with the Company or its Affiliates (based on the Person’s latest date of hire by the Company or its Affiliates), (B) “Early Retirement” means termination of employment (other than for gross and willful misconduct) by a Person who is age 55 or older and has 10 or more years of employment with the Company or its Affiliates (based on the Person’s latest date of hire by the Company or its Affiliates) and (C) “Disability” means leaving active employment and qualifying for and receiving disability benefits under the Company’s long-term disability programs as in effect from time to time.

4.	Securities Law Compliance

The exercise of all or any portion of this Option shall only be effective at such time that the sale of Common Stock issued pursuant to such exercise will not violate any state or federal securities or other laws. The Company is under no obligation to effect any registration of the stock subject to the Option under the Securities Act of 1933 or to effect any state registration or qualification of such Common Stock. The Company may, in its sole discretion, defer the effectiveness of any full or partial exercise of the Option in order to ensure that the issuance of stock upon exercise will be in compliance with federal or state securities laws and the rules of the New York Stock Exchange or any other exchange upon which the Company’s Common Stock is traded.

5.	Method of Exercise of Option

Subject to the foregoing, the Option may be exercised in whole or part from time to time by serving written notice of exercise on the Company at its principal executive offices, to the attention of the Company’s Executive Compensation Department or to its properly designated agent serving from time to time. The notice shall state the number of shares as to which the Option is being exercised and be accompanied by payment of the purchase price. Optionee may, at Optionee’s election, pay the purchase price (a) by check payable to the Company, (b) in previously owned shares of the Company’s Common Stock or (c) in any combination of the two, in each case having a Fair Market Value (as defined in the Plan) on the exercise date equal to the applicable exercise price. Optionee may, at Optionee’s election, exercise the Option, in whole or in part, by providing the Company with an attestation that such previously owned shares of the Company’s Common Stock are owned by Optionee, in which case the number of previously owned shares having a Fair Market Value equal to the exercise price (or appropriate portion of the exercise price) will be withheld from the number of shares issued to Optionee pursuant to the exercise of the Option. Previously owned shares used as provided in the two immediately preceding sentences must have been owned by Optionee for a minimum of six months prior to the date of exercise of the Option for this method of payment to apply.

6.	Income Tax Withholding

To provide the Company with the opportunity to claim the benefit of any income tax deduction which may be available to it upon the exercise of the Option, and to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Optionee, are withheld or collected from Optionee. The Optionee may, at Optionee’s election, satisfy applicable tax withholding obligations by (i) electing to have the Company withhold a portion of the shares of Common Stock otherwise to be delivered upon exercise of such Option having a Fair Market Value equal to the amount of such taxes or (ii) delivering to the Company shares of Common Stock other than the shares issuable upon exercise of such Option having a Fair Market Value equal to the amount of such taxes. The election must be made on or before the date that the amount of tax to be withheld is determined.

7.	Miscellaneous

(a)	This Agreement shall not give Optionee any right with respect to continuance of employment with the Company or any Affiliate, nor will it interfere in any way with the right of the Company or any Affiliate to terminate such employment at any time. In addition, the Company or any Affiliate may at any time dismiss Optionee from employment, free from any liability or claim under the Plan. The holder of the Option will not be deemed to be the holder of any shares subject to the Option unless and until the Option has been exercised and the purchase price of the shares purchased has been paid.

(b)	Except pursuant to terms approved by the Compensation Committee of the Board of Directors (the “Committee”), the Option may not be transferred, except by will or the laws of descent and distribution to the extent provided in Section 3(a)(iii) or Section 3(a)(iv) , and during Optionee’s lifetime the Option is exercisable only by Optionee (or by Optionee’s guardian or legal representative in the case of Disability).

(c)	In the event that any dividend or other distribution (whether in the form of cash, shares of Common Stock, or other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company or other similar corporate transaction or event affecting the stock subject to the Option would be reasonably likely to result in the diminution or enlargement of any of the benefits or potential benefits intended to be made available under the Option (including, without limitation, the benefits or potential benefits of provisions relating to the term, vesting or exercisability of the Option, and any “change in control” provision), the Committee shall, in such manner as it shall deem equitable or appropriate in order to prevent such diminution or enlargement of any such benefits or potential benefits, adjust any or all of (i) the number and type of shares (or other securities or other property) subject to the Option and (ii) the exercise price with respect to the Option; provided, however, that the number of shares covered by the Option shall always be a whole number. Without limiting the foregoing, if any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of the Company’s assets to another corporation, shall be effected in such a way that holders of the Company’s Common Stock shall be entitled to receive stock, securities, cash or other assets with respect to or in exchange for such shares, Optionee shall have the right to purchase and receive upon the basis and upon the terms and conditions specified in this Agreement and in lieu of the shares of the Common Stock of the Company immediately available for purchase and receivable upon the exercise of the Option, with appropriate adjustments to prevent diminution or enlargement of benefits or potential benefits intended to be made available under the Option, such shares of stock, other securities, cash or other assets as would have been issued or delivered to Optionee if Optionee had exercised the Option and had received such shares of Common Stock prior to such reorganization, reclassification, consolidation, merger or sale. The Company shall not effect any such consolidation, merger or sale unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument the obligation to deliver to Optionee such shares of stock, securities, cash or other assets as, in accordance with the foregoing provisions, Optionee may be entitled to purchase or receive.

(d)	The Company shall at all times during the term of the Option reserve and keep available such number of shares of the Company’s Common Stock as will be sufficient to satisfy the requirements of this Agreement.

(e)	This Option is issued under the Plan and is subject to its terms. The Plan is available for inspection on the intranet and during business hours at the principal offices of the Company.

8.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first written above.

U.S. BANCORP

By: Karen Bulman
Its: Vice President

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